        Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO NOTEHOLDERS
CONVERT DEBT TO EQUITY

     CRANFORD, NJ, March 29, 2005 – Metalico, Inc. announced today that all holders of the Company’s convertible promissory notes issued on September 30, 2004 have converted their respective principal balances to shares of Metalico common stock.

     The noteholders’ exercise converts debt in the aggregate principal amount of $3,850,000 to 1,400,000 common shares.

     The September 2004 notes were issued to accredited investors in a private placement, with principal due in full at maturity on September 30, 2005. Under their terms of their notes, individual noteholders, at their respective options, were entitled to convert the outstanding principal balances of their respective notes into shares of the Company’s common stock on or before the date occurring two weeks after the date the Company listed its common stock on the American Stock Exchange. Metalico’s stock began trading on March 15, 2005, fixing the conversion deadline at March 29, 2005.

     Carlos E. Agüero, President and Chief Executive Officer of Metalico, Inc. commented, “The 100% conversion of the September 2004 notes is indicative of the confidence that the note holders have in Metalico’s future prospects.”

186 North Avenue East, Cranford, NJ 07016                    (908) 497-9610                    (908) 497-1097(Fax)

     Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates five recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

     Metalico now has approximately 8,000,000 shares of common stock and 16,510,658 shares of preferred stock outstanding. The Company’s shares of preferred stock convert to shares of common on a one-to-one basis. Assuming all shares of the preferred stock were converted to common, Metalico would have a total of approximately 24,500,000 shares of common stock outstanding.

     This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

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